Exhibit 5.2

Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Tel +852.3923.1111 Fax +852.3923.1100 Email HongKong@loeb.com	樂博律師事務所有限法律責任合夥 香港中環康樂廣場1號 怡和大廈2206-19室 電話 +852.3923.1111 傳真 +852.3923.1100 電郵 HongKong@loeb.com

February 26, 2026

FBS Global Limited

74 Tagore Lane,

#02-00 Sindo Industrial Estate,

Singapore 787498

Re:	Sale of Securities registered pursuant to Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to FBS Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form F-1, as amended (the “Registration Statement”). The Company has arranged for the sale of the following securities covered by the Registration Statement (the “Securities”), which are to be offered and sold by the Company pursuant to that certain securities purchase agreement between the Company and each purchaser party thereto (the “Securities Purchase Agreement”). The Company has engaged A.G.P./Alliance Global Partners (the “Placement Agent”) to act as the Placement Agent in connection with a public offering of the Securities (the “Offering”):

i.	up to 8,130,081 ordinary share, par value $0.001 per share (the “Ordinary Shares”);

ii.	up to 8,130,081 warrants to purchase 8,130,081 Ordinary Shares (the “Warrants”); and

iii.	up to 8,130,081 pre-funded warrants to purchase 8,130,081 Ordinary Shares (the “Pre-Funded Warrants”).

We understand that the Securities will be issued to purchasers participating in the Offering pursuant to the Securities Purchase Agreement and in the manner described in the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. In addition, we have assumed that (a) each of the Securities Purchase Agreement, the Warrants, and the Pre-Funded Warrants (the “Transaction Documents”) will be duly executed and delivered by all parties thereto, (b) there will not have occurred, prior to the date of the issuance of the Warrant Shares or Pre-Funded Warrant Shares: (i) any change in law affecting the validity or enforceability of the Warrants or the Pre-Funded Warrants, or (ii) any amendments to the Transaction Documents, (c) at the time of the issuance and sale of the Securities: (i) the Company is validly existing and in good standing under the law of the Cayman Islands, (ii) the Company has not amended its memorandum and articles of association, (iii) the board of directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Securities and (iv) the Company will receive consideration in excess of par value for the issuance of the Ordinary Shares, Warrant Shares and Pre-Funded Warrant Shares, (d) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (e) the Securities will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and in the prospectus forming a part thereof; and (f) all offers and sales of the Securities will be made in compliance with the securities laws of the states having jurisdiction thereof.

Principal Robert CALDWELL Roy CHOI Michael FUNG Lewis HO Jeffrey KUNG Lynia LAU Shirley LAU Wallace LAU Alfred LEE Polly LIU Terence WONG

A Hong Kong firm of solicitors.

Los Angeles New York Chicago Nashville Washington, DC San Francisco Tysons Beijing Hong Kong www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. the Warrants have been duly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Securities Purchase Agreement, will be validly issued and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

2. the Pre-Funded Warrants have been duly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Securities Purchase Agreement, will be validly issued and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

The foregoing opinions are subject to (i) bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and (ii) constitutional and public policy limitations and general principles of equity (regardless of whether enforcement may be sought in a proceeding in equity or at law). In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of the governing law, consent to jurisdiction and forum selection provisions contained in any of the Transaction Documents; waivers of right to trial by jury or defense; or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, violation of securities laws, negligence or willful misconduct. No opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

The opinions expressed herein are limited exclusively to (i) the federal laws of the United States of America, and (ii) the laws of the State of New York as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP